Exhibit (l)

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	1501 K STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE 202 736 8000 FACSIMILE 202 736 8711 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

April 25, 2005

Royce Focus Trust, Inc.
1414 Avenue of the Americas
New York, NY 10019

Dear Sir or Madam:

          We refer to the Registration Statement on Form N-2 (File Nos. 333-123047 and 811-5379) (the “Registration Statement”) to be filed by Royce Focus Trust, Inc., a Maryland corporation (the “Fund”), with the Securities and Exchange Commission and relating to the registration by the Fund under the Securities Act of 1933, as amended, of the aggregate number of shares of the Fund’s common stock, par value $.001 per share (the “Shares”), as set forth under “Amount Being Registered” on the facing page of Registration Statement.

          As special counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Charter of the Fund, the Bylaws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

          Based upon the foregoing, we are of the opinion that the Shares, when issued, sold and paid for pursuant to the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of common stock of the Fund. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP

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